Filed pursuant to Rule 424(b)(5)

Registration File No. 333-283284

Prospectus Supplement

(to Prospectus Supplement dated April 2, 2025

and Prospectus dated November 26, 2024)

Up to $20,000,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated April 2, 2025 (the “ATM Prospectus Supplement”), to the accompanying prospectus, dated November 26, 2024 (the “Base Prospectus” and together with the ATM Prospectus Supplement, the “Prior Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) as a part of our registration statement on Form S-3 (File No. 333-283284) (the “Registration Statement”), relating to the offer and sale of shares of our common stock, par value $0.001 per share, having an aggregate offering price of up to $7,650,000 pursuant to the terms of an At the Market Offering Agreement, dated as of April 2, 2025 (the “Offering Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend and supplement the Prior Prospectus, to recommence our “at the market” offering, as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), after we suspended sales thereunder, effective as of July 16, 2025, and to increase the maximum amount of shares that we are eligible to sell pursuant to the Offering Agreement. As a result of our public float increasing above $75.0 million since the filing of the ATM Prospectus Supplement, we are no longer subject to the limits in General Instruction I.B.6 of Form S-3. From April 2, 2025, through the date of this prospectus supplement, we sold an aggregate of 2,792,104 shares of common stock for an aggregate purchase price of $985,447 under the Prior Prospectus pursuant to the Offering Agreement.

As of the date hereof, we are increasing the aggregate amount of shares of common stock that we are eligible to sell pursuant to the Offering Agreement, such that we are offering up to $20,000,000 of our common stock for sale under the Offering Agreement, not including the shares of common stock previously sold for an aggregate offering price $985,447, from and after the date hereof. In the event that we become subject to the limitations of General Instruction I.B.6 in the future, we will file another prospectus supplement prior to making any additional sales. In no event will the actual number of shares of common stock offered and sold pursuant to the Offering Agreement exceed the number of shares that we have available and authorized for issuance under our certificate of incorporation, as amended and restated from time to time (the “certificate of incorporation”).

We will pay Wainwright a commission of 3.0% of the gross sales price per share of common stock issued by us and sold through it as our sales agent under the Offering Agreement. In connection with the sale of common stock on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Wainwright will be deemed to be underwriting commissions or discounts. We provide more information about our arrangements with the Sales Agent in the section entitled “Plan of Distribution.”

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AIRE.” On December 22, 2025, the last reported sale price of our common stock was $0.4639 per share.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

This offering is not intended to be made in the Commonwealth of Massachusetts. As a result, natural persons or legal entities that are residents of the Commonwealth of Massachusetts should not purchase any of our securities in this offering. For additional information, see “Plan of Distribution––Selling Restrictions” herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prior Prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is December 23, 2025

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About This Prospectus Supplement

This prospectus supplement and the Prior Prospectus are part of the Registration Statement that we filed with the SEC using a “shelf” registration process on November 15, 2024, and declared effective by the SEC on November 26, 2024. This prospectus supplement describes the specific details regarding this offering and may add, update or change information contained in the Prior Prospectus. The Base Prospectus provides general information about us and our securities, some of which may not apply to this offering.

If information in this prospectus supplement is inconsistent with the Prior Prospectus or the information incorporated by reference with an earlier date, you should rely on this prospectus supplement. This prospectus supplement, the Prior Prospectus, the documents incorporated by reference into this prospectus supplement and the Prior Prospectus, and any free writing prospectus we have authorized for use in connection with this offering include all material information relating to this offering. Neither we nor Wainwright have authorized anyone to provide you with different or additional information, and you must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the Prior Prospectus, the documents incorporated by reference in this prospectus supplement and the Prior Prospectus, and any free writing prospectus we have authorized for use in connection with this offering is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the Prior Prospectus and the information and documents incorporated herein by reference herein and therein, as well as any free writing prospectus we have authorized for use in connection with this offering, before making an investment decision. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement and in the Base Prospectus.

This prospectus supplement and the Prior Prospectus contain summaries of certain provisions contained in some of the documents described herein which are summaries only and are not intended to be complete. Reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been or will be filed as exhibits to the Registration Statement of which this prospectus supplement is a part or as exhibits to documents incorporated by reference herein. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the Prior Prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the Prior Prospectus contain and incorporate by reference certain market data and industry statistics and forecasts that are based on Company-sponsored studies, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and the Prior Prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

Unless otherwise stated or the context requires otherwise, all references in this prospectus supplement to the “Company,” “we,” “us” or “our” refer to reAlpha Tech Corp. and its consolidated subsidiaries.

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Prospectus Supplement Summary

This summary highlights information contained elsewhere in this prospectus supplement, the Prior Prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the Prior Prospectus carefully, including the section entitled “Risk Factors” beginning on page S-6 and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the Prior Prospectus, before making an investment decision.

Business Overview

We are a real estate technology company developing an end-to-end homebuying platform, which we have named reAlpha (hereinafter referred to as the “reAlpha platform”). Our goal is to offer through our AI-powered platform a more affordable, streamlined experience for those on the journey to homeownership. The reAlpha platform integrates AI-driven tools to offer, among others, tailored property recommendations, an intuitive visual interface, and certain services, including realty services, mortgage brokering services, and digital title and escrow services within the platform. We developed the reAlpha platform as a commitment to eliminate traditional barriers to home ownership and make it more accessible and transparent.

We operate an integrated homebuying technology platform designed to simplify and streamline the home purchase process. The reAlpha platform supports buyers with key tasks such as mortgage pre-approval, booking property tours, submitting offer letters, and closing transactions. It also provides detailed market insights and comprehensive property data tailored to users’ areas of interest. Central to the reAlpha platform is “Claire,” a proprietary AI agent acting as a digital homebuying concierge. Claire is powered by large language models and is trained to educate users on the homebuying process, answer questions, and guide users through each step via a user-friendly, 24/7 web and iOS interface. The technology is complemented by licensed professionals, namely real estate agents operating through our reAlpha Realty, LLC entities, the Company’s in-house real estate brokerages, on a no obligation basis, and licensed loan officers operating through Debt Does Deals, LLC (f/k/a Be My Neighbor and d/b/a reAlpha Mortgage) (“reAlpha Mortgage”). We also offer realty services through Prevu, Inc. and its subsidiaries (collectively, “Prevu”) (see “Recent Developments – Acquisition of Prevu, Inc.” below for more information).

Homebuyers using our realty services can receive a commission rebate at closing, up to 75% of any buy-side brokerage commissions paid, when they utilize multiple services. Currently, the full reAlpha platform is only available for homebuyers in Florida and Virginia. However, two of the three services are offered to homebuyers in 8 additional U.S. states, and mortgage brokering services are available to homebuyers in 31 U.S. states, including our recent expansion into Utah and Nevada. We plan to expand our capabilities nationwide by the end of 2026, subject to factors such as acquiring and maintaining necessary real estate and mortgage licenses in all 50 U.S. states and D.C., securing additional multiple listing service data, executing effective national marketing campaigns, and building scalable technology infrastructure.

We are continuously working to commercialize, enhance and refine our AI technologies and the reAlpha platform to continue generating technology-derived revenue. Further, as part of our growth strategy, we intend to continue identifying and acquiring companies that are complementary to our business, and we intend to generate revenue from integrating such acquired companies and their capabilities into our business and our reAlpha platform. To advance such strategy, since the beginning of 2024, we have announced the acquisitions of Naamche, Inc. (“U.S. Naamche”), Naamche, Inc. Pvt. Ltd. (“Nepal Naamche” and together with U.S. Naamche, “Naamche”), AiChat Pte. Ltd. (“AiChat”), Hyperfast Title LLC (“Hyperfast”), reAlpha Mortgage and Prevu (see “Recent Developments – Acquisition of Prevu, Inc.” below for more information). Although we previously announced and completed the acquisition of GTG Financial, Inc. during 2025, it is no longer a subsidiary of the Company as of August 21, 2025.

Our acquisitions have added revenue, additional potential sources of revenue, technology services under our umbrella of product offerings, and, as further described below, additional operational and service-related capabilities to the reAlpha platform. For instance, we can now offer realty services in 10 additional U.S. states and Washington D.C. as a result of our acquisition of Prevu, we are licensed to offer mortgage brokerage services in 31 U.S. states as a result of our acquisition of reAlpha Mortgage, our in-house mortgage brokerage that operates through the reAlpha platform, and we can offer title, closing and settlement services in 3 U.S. states as a result of our acquisition of Hyperfast. Through these acquisitions, consumers using the reAlpha platform and the iOS application have access to realty, mortgage and title services directly in additional U.S. states. We expect to continue seeking additional strategic acquisitions that we believe will add additional sources of potential revenue and services to homebuyers using the reAlpha platform, including, but not limited to, home-showing companies, wholesale mortgage lenders, companies providing services for post-closing services (such as utility hookups, among others) and real estate brokerages. Additionally, although we have already acquired a real estate brokerage, mortgage brokerage firm and a title company, we may consider further acquisitions of companies providing such services to increase the number of U.S. states we are licensed to operate in and the potential revenue opportunities associated with expanding our geographical markets and reach of the reAlpha platform.

Before shifting our focus towards the development of our AI technologies and the reAlpha platform, our operational model was asset-heavy and built on utilizing our proprietary AI-powered technology tools for the acquisition of real estate, converting them into short-term rentals, and enabling individual investors to acquire fractional interests in these real estate properties, allowing such investors to receive distributions based on the property’s performance as a short-term rental. In the first quarter of 2024, we decided to halt these operations due to macroeconomic conditions, such as higher interest rates, inflation, and elevated property prices, which conditions persisted throughout the fiscal year 2024. This led us to sell our last real property asset for such operations, and to recognize the impairment of goodwill and intangible assets under the rental business segment. As a result, in the first quarter of 2025, our board of directors approved to discontinue our short-term rental business operations entirely. The discontinuation of our rental business segment operations meets the criteria to be reported as discontinued operations.

The technology services segment is currently our only reportable segment following the approval by our board of directors to discontinue our rental business segment operations. Our technology services segment offers and develops AI-based products and services to customers in various industries, including, but not limited to, real estate, retail, hospitality and education industries. Our technology development efforts are currently focused on the development and enhancement of the reAlpha platform.

Technology Services

We seek to differentiate ourselves from competitors primarily through the integration of AI into our technologies for the real estate industry. In addition to “Claire,” we use a proprietary AI-powered “Loan Officer Assistant,” which is intended to streamline and reduce processing time of our mortgage operations. This internal tool automates key loan origination tasks such as document collection and borrower communication and is designed to help loan officers manage higher volumes with greater efficiency. We expect that our technology services segment will benefit from the current exponential growth of the AI industry, and we believe that we are well-positioned to take advantage of these current trends due to our early adoption of AI for the development of our technologies.

Our revenue model revolves around our realty services (e.g., assisting a homebuyer with finding, touring, and closing on homes), mortgage brokering services (e.g., finding and originating a mortgage for the homebuyer that fits their financial situation, needs, credit, and location), and digital title and escrow services (e.g., title, closing and settlement fees), offered through the reAlpha platform, which is currently under limited availability, and services offered by our subsidiaries, such as AiChat, Naamche, reAlpha Mortgage and Hyperfast.

We currently offer a commission refund model through the reAlpha platform as part of our strategy to provide an integrated and customer-centric homebuying experience. Under this model, homebuyers may receive up to 75% of any buy-side brokerage commissions paid, which typically range from 2.2% to 3% of a home’s sale price depending on the geographical market, in connection with the purchase of a home through the reAlpha platform as a rebate or refund (hereinafter referred to as the “commission refund”). This commission refund is paid to the homebuyer by applying such commission refund towards closing costs or by adding the refund to a homebuyer’s down payment, as applicable and subject to market-by-market minimums. The percentage of the commission refund available to a homebuyer is determined based on their use of eligible integrated services offered via the reAlpha platform, such as realty, mortgage brokering and digital title and escrow services. Currently, homebuyers can receive 25% commission refund when using only realty services, 50% when using two services and 75% when using all three services. The commission refund model for the reAlpha platform is currently in a testing phase and remains subject to change as we evaluate customer adoption, expand into new geographical markets and further develop our platform and/or expand the number of services provided thereunder.

Recent Developments

Merger with Prevu, Inc.

On November 21, 2025 (the “Closing Date”), we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Prevu, reAlpha Merger Sub, Inc., a Delaware corporation, and Thomas Kutzman, as the stockholder representative, pursuant to which we acquired Prevu (the “Merger”).

As consideration for the Merger, we agreed to pay to the Participating Securityholders (as defined in the Merger Agreement) an aggregate amount of $4,500,000, consisting of: (i) $750,000 in cash paid on the Closing Date; (ii) $1,250,000 in shares of common stock, or 2,501,000 shares of common stock at a price per share of $0.4998, issued on the Closing Date; and (iii) $2,500,000 payable in four equal tranches of $625,000 (the “Prevu Payments”) over an 18-month period following the Closing Date, either in cash or shares of common stock, at our sole discretion.

The aggregate amount of shares of common stock issued or issuable under the Merger Agreement and the transactions contemplated thereby, for purposes of complying with Nasdaq Listing Rule 5635, may in no case exceed 19.99% of our issued and outstanding shares of common stock immediately prior to the execution of the Merger Agreement, or 25,599,604 shares of common stock, without stockholder approval of any shares exceeding such amount.

Proposed Merger with InstaMortgage Inc.

Agreement and Plan of Merger

On December 19, 2025, we entered into an Agreement and Plan of Merger (the “InstaMortgage Merger Agreement”) with InstaMortgage Inc., a California corporation (“InstaMortgage”), reAlpha Merger Sub I, Inc., a Delaware corporation and a newly formed wholly-owned subsidiary of the Company (the “Merger Sub”), Shashank Shekhar and Ankur Dhingra (collectively, the “Stockholders”).

The InstaMortgage Merger Agreement provides that, among other things and on the terms and subject to the conditions set forth therein, if the closing conditions described below are satisfied or waived in accordance with the InstaMortgage Merger Agreement, and the transactions contemplated therein are consummated, Merger Sub will merge with and into InstaMortgage (the “Proposed Merger”) at the effective time of the Proposed Merger, with InstaMortgage surviving the Proposed Merger as a wholly-owned subsidiary of the Company.

As consideration for the Proposed Merger, we agreed to pay the Stockholders, to the extent such Proposed Merger is consummated, an aggregate amount of $8,500,000, subject to certain closing adjustments, consisting of: (i) $500,000 in cash to be paid on the closing date of the Proposed Merger, (ii) $1,500,000 in shares of common stock to be issued on the closing date of the Proposed Merger, and (iii) $6,500,000 payable in bi-annual payments over a 3-year period following the closing date of the Proposed Merger, in either cash or shares of common stock, at our sole discretion (the “InstaMortgage Payments”).

The InstaMortgage Merger Agreement contains termination rights for us and InstaMortgage, including, among others, that either party may terminate the Merger Agreement by the mutual written consent of both parties and in the case that the Proposed Merger has not closed by the date that is 4 months after the date of the InstaMortgage Merger Agreement (as such date may be extended in accordance with the terms of the InstaMortgage Merger Agreement), subject to certain limitations set forth therein.

The Proposed Merger remains subject to other closing conditions, including receipt of regulatory approval, and there is no assurance that such closing conditions will be satisfied or waived or that the transaction will be consummated. See “Risks Related to the Proposed Merger with InstaMortgage” in our Current Report on Form 8-K filed with the SEC on December 22, 2025, which includes as an exhibit the additional risks related to the Proposed Merger.

InstaMortgage Business

Founded in 2008 and headquartered in San Jose, California, InstaMortgage is an originations-focused mortgage lender specializing in purchase and refinance loans. Through its technology-enabled platform and lending team, InstaMortgage has helped many borrowers secure residential mortgage financing across 32 U.S. states, including New York, New Jersey, Illinois, and Ohio, all of which would be new markets for our operations (see “Business Overview” above for more details).

Corporate History and Information

reAlpha Tech Corp., the former parent entity of the Company, was originally incorporated in Delaware on November 30, 2020. On April 22, 2021, we incorporated the Company (f/k/a reAlpha Asset Management, Inc.), a subsidiary of our former parent company, in Delaware. Following the short-form merger done in accordance with Section 253 of Delaware General Corporate Law on March 21, 2023, reAlpha Tech Corp. merged with and into reAlpha Asset Management, Inc., with the Company surviving the merger, and subsequently the Company changed its name to reAlpha Tech Corp.

Our common stock began trading on Nasdaq under the symbol “AIRE” on October 23, 2023.

Our principal executive office is located at 6515 Longshore Loop, Suite 100, Dublin, OH 43017. Our phone number is (707) 732-5742. Our corporate website address is www.realpha.com. The information provided on or accessible through our website is not part of this prospectus supplement.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements.

The Offering

Common Stock Offered	Shares of our common stock having an aggregate offering price of up to $20,000,000 pursuant to the Offering Agreement. In no event will the actual number of shares of common stock offered and sold pursuant to the Offering Agreement exceed the number of shares that we have available and authorized for issuance under our certificate of incorporation.

Manner of Offering	“At the market offering,” as such term is defined in Rule 415 under the Securities Act, and in accordance with the terms of the Offering Agreement. See “Plan of Distribution.”

Common Stock to be Outstanding Immediately Following this Offering	Up to 176,195,220 of our common stock, assuming sales of 45,454,545 shares of common stock at a price of $0.44 per share, which was the closing price of our common stock on Nasdaq on December 19, 2025. The actual number of shares issued will vary depending on the price at which shares may be sold from time to time under this offering.

Use of Proceeds	We intend to use the net proceeds from this offering for working capital and for general corporate purposes, which could include capital expenditures and acquisitions, such as satisfying the Prevu Payments and the InstaMortgage Payments, assuming that each such payments are made in cash and that the Proposed Merger is consummated. See “Recent Developments” for more information on these transactions, and “Use of Proceeds” on page S-11 of the prospectus supplement for a more complete description of the intended use of proceeds from this offering.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the risk factors incorporated by reference into this prospectus supplement and the Prior Prospectus.

Nasdaq Capital Market Symbol	“AIRE”

The number of shares of common stock to be outstanding after this offering is based on 130,740,675 shares outstanding as of December 22, 2025, and excludes:

●	10,720,841 shares of common stock available for future issuance under the Company’s 2022 Equity Incentive Plan (as amended, the “2022 Plan”);

●	4,841,602 shares of common stock issuable upon the vesting of outstanding restricted stock units (“RSUs”) under the 2022 Plan;

●	250,000 shares of common stock issuable upon the conversion of outstanding shares of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

●	approximately 4,281,249 shares of common stock, subject to adjustment in connection with the rounding of fractional shares upon issuance thereof, issuable upon exercise of warrants dated November 24, 2023 (the “Follow-On Warrants”) at $0.75 per share;

●	1,700,884 shares of common stock issuable upon exercise of warrants dated October 23, 2023 (the “GEM Warrants”) at $371.90 per share;

●	84,881 of common stock issuable upon exercise of outstanding warrants dated April 8, 2025 (the “Inducement Warrants”), issued in connection with our warrant inducement transaction, at $0.75 per share;

●	2,425,693 shares of common stock issuable upon exercise of outstanding Series A-1 warrants dated July 18, 2025 (the “Series A-1 Warrants”), issued in connection with our best efforts public offering, at $0.15 per share;

●	1,502,081 shares of common stock issuable upon exercise of outstanding Series A-2 warrants dated July 18, 2025 (the “Series A-2 Warrants”), issued in connection with our best efforts public offering, at $0.15 per share;

●	1,241,192 shares of common stock issuable upon exercise of outstanding warrants dated July 22, 2025 (the “Private Warrants”), issued in connection with our registered direct offering and concurrent private placement, at $0.35 per share;

●	312,500 shares of common stock issuable upon exercise of outstanding placement agent warrants dated July 18, 2025, issued in connection with our best efforts public offering, at $0.1875 per share; and

●	89,286 shares of common stock issuable upon exercise of outstanding placement agent warrants dated July 22, 2025, issued in connection with our registered direct offering and concurrent private placement, at $0.4375 per share.

Except as otherwise indicated, the information in this prospectus supplement assumes no exercise of any outstanding warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors described below and discussed in our annual report on Form 10-K for the year ended December 31, 2024, under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly reports on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in all applicable prospectus supplements and in our filings with the SEC that are incorporated by reference in this prospectus supplement, together with all of the other information contained in this prospectus supplement, or any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation by Reference.” If any of these risks or uncertainties actually occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose all or part of the value of your investment.

Risks Related to this Offering

Depending on the offering price of the shares of common stock sold pursuant to the Offering Agreement, we may not have sufficient authorized shares to sell all of the shares of common stock under the Offering Agreement.

Our ability to raise capital through equity financings may also be limited by the number of shares of common stock authorized for issuance under our certificate of incorporation, which is currently 200,000,000 shares. Of the currently authorized shares of common stock, only approximately 32.6 million are unreserved and available for issuance pursuant to this offering. Depending on the offering price of the shares of common stock sold pursuant to the Offering Agreement, we may not have sufficient authorized shares to sell all of the shares of common stock under the Offering Agreement. For example, based on an assumed offering price of $0.44 per share, the last reported sale price of our common stock on Nasdaq on December 19, 2025, we would need to seek stockholder approval to amend our certificate of incorporation to increase the number of shares of common stock authorized for issuance to sell all of the shares pursuant to the Offering Agreement. Any such amendment would require the approval of the holders of a majority of the shares of common stock entitled to vote. If we seek such stockholder approval, there will be no guarantee that our stockholders will approve an increase in the number of shares of common stock authorized for issuance under our certificate of incorporation or the timing of any such increase.

Our ability to utilize our common stock to finance future capital needs, or for other purposes, is limited by the number of authorized shares of common stock currently available for issuance.

As of the date of this prospectus, we had authority to issue a total of 200,000,000 shares of common stock, of which 130,740,675 shares of common stock have been issued and approximately 32.6 million shares of common stock are reserved for issuance in connection with certain securities issued or issuable under the 2022 Plan and other outstanding securities, such as warrants and shares of our Series A Preferred Stock.

We have historically financed our operations primarily through issuances of equity securities. With the limited shares of common stock presently available for issuance, our ability to secure additional financing through the sale of common stock, to the extent needed, is limited. Absent an increase in the shares of common stock authorized to be issued under our certificate of incorporation, we may be limited to other financing structures in the event additional financing is required. Such alternative structures may be less favorable or unavailable in which case we may be forced to forego opportunities or required to downsize operations due to lack of funding.

The actual number of shares we will issue under the Offering Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Offering Agreement and compliance with applicable law, we have the discretion to deliver instruction to the Sales Agent to sell shares of our common stock at any time throughout the term of the Offering Agreement. The number of shares that are sold through the Sales Agent after our instruction will fluctuate based on a number of factors, including the market price of our common stock during the sales period, the limits we set with the Sales Agent in any instruction to sell shares, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page S-11 of this prospectus supplement for a description of our proposed use of proceeds from this offering.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase in the offering.

The shares sold in this offering, if any, will be sold from time to time at various prices. The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 45,454,545 shares of our common stock are sold at a price of $0.44 per share, the last reported sale price of our common stock on Nasdaq on December 19, 2025, for aggregate gross proceeds of approximately $20,000,000, and after deducting commissions and estimated aggregate offering expenses payable by us, you will experience immediate dilution of approximately $0.29 per share, representing the difference between our net tangible book value per share as of September 30, 2025, and our pro forma as adjusted net tangible book value per share after giving effect to this offering at the assumed offering price. The future exercise of warrants for shares of our common stock following the date of this prospectus supplement may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering and there is no maximum sales price per share. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

Sales of a significant number of shares of our common stock in the public markets or significant short sales of our common stock, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, could depress the market price of our common stock. This offering may contribute to a depressed market price of our common stock. If there are significant short sales of our common stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the common stock to sell their shares, thereby contributing to sales of common stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share paid by any investor in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by any investor in this offering.

We do not intend to pay dividends to holders of our common stock in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

We can issue and have issued shares of preferred stock, which may adversely affect the rights of holders of our common stock.

Our certificate of incorporation, as amended and restated from time to time (the “certificate of incorporation”), authorizes us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock. For example, an issuance of shares of preferred stock could:

●	adversely affect the voting power of the holders of our common stock;

●	make it more difficult for a third party to gain control of us;

●	discourage bids for our common stock at a premium;

●	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

●	otherwise adversely affect the market price or our common stock.

We have in the past issued, and we may at any time in the future issue, shares of preferred stock. In connection with our transaction with Mercurius Media Capital LP, we issued 250,000 shares of our Series A Preferred Stock. Subject to and in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, each share of Series A Preferred Stock is convertible into one share of our common stock at the election of the holder during the initial 3 year-period following the issuance of such share of Series A Preferred Stock, and each share is automatically convertible at the end of such 3-year period following the issuance thereof, subject to certain beneficial ownership limitations. Each share of Series A Preferred Stock also has voting rights to vote on any matter presented to our stockholders on an as-converted basis and it ranks senior to our common stock as to distributions and payments upon our liquidation, dissolution and winding up. Further, our outstanding shares of Series A Preferred Stock accrue dividends in an amount equal to 3% per annum on its stated value of $20 per share, which will be payable in additional shares of Series A Preferred Stock or cash, to the extent there are any funds legally available therefor.

We may choose not to pay the accrued dividends of our Series A Preferred Stock in cash, may not have sufficient available cash to pay the dividends as they accrue or may be prohibited contractually, or pursuant to applicable law, from paying such dividends in cash. The payment of the dividends could reduce our available cash on hand, have a material adverse effect on our results of operations and cause the value of our stock to decline in value. Additionally, the issuance of shares of common stock upon conversion of our Series A Preferred Stock, including those that may be issued as payment for dividend accrued thereunder, could cause substantial dilution to the then holders of our common stock.

Special Note Regarding Forward-Looking Statements

This prospectus supplement and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to:

●	our limited cash, history of losses, and our expectation that we will continue to experience operating losses and negative cash flows in the near future;

●	our ability to raise capital and to continue as a going concern;

●	we are employing a business model with a limited track record, which makes our business difficult to evaluate;

●	our technology that is currently being developed may not yield expected results or be delivered on time;

●	our ability to integrate any acquisitions successfully;

●	we intend to utilize a significant amount of indebtedness and raise capital through public offerings for the operation of our business;

●	the implementation of artificial intelligence into our technologies may prove to be more difficult than anticipated;

●	the real estate technology industry in which we participate are highly competitive, and we may be unable to compete successfully with our current or future competitors;

●	our business depends significantly on the health of the U.S. residential real estate industry and changes in general economic conditions;

●	our ability to retain our executive officers and other key personnel;

●	if we fail to attract or retain customers and users of our technologies, or if we fail to provide high-quality real estate industry solutions, our business, results of operations, and financial condition would be materially adversely affected;

●	the impact of laws and regulations regarding privacy, data protection, consumer protection, and other matters, many of which are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, or otherwise harm to our business; and

●	other factors disclosed under the section entitled “Risk Factors” herein.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “intends,” “may,” “plans,” “potential,” “will,” “would,” or the negative of these terms or other similar expressions. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks in the section titled “Risk Factors,” in any prospectus supplement and free writing prospectuses we may authorize for use in connection with this offering, and in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus supplement in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Use of Proceeds

We may offer and sell shares of our common stock having aggregate sales proceeds of up to $20,000,000 from time to time, before deducting sales agent commissions and expenses. The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares or fully utilize the Offering Agreement with Wainwright as a source of financing. Because there is no minimum offering amount required as a condition of this offering, the net proceeds to us, if any, are not determinable at this time.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which could include, but is not limited to, capital expenditures and acquisitions. With respect to acquisitions, we currently intend to use the net proceeds from this offering to satisfy the Prevu Payments and the InstaMortgage Payments, assuming that each such payments are made in cash and that the Proposed Merger is consummated. See “Recent Developments” for more information on these transactions and “Recent Developments – Proposed Merger with InstaMortgage Inc. – InstaMortgage Business” for a description of InstaMortgage’s business. Pending application of the net proceeds as described herein, we intend to hold the net proceeds from this offering as cash.

This represents our best estimate based on the current status of our business, but, other than as indicated, we have not reserved or allocated amounts for specific purposes and cannot specify with certainty how or when we will use any of the net proceeds. The actual amounts and timing of our expenditures will depend on various factors, and management will have broad discretion in applying the proceeds from this offering. See “Risks Related to this Offering – Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.”

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and any contractual restrictions.

Holders of shares of our Series A Preferred Stock are entitled to receive, whether or not declared by our board of directors, dividends at the rate of 3% per annum on a stated value of $20 per share, which will be payable, in the sole discretion of the board of directors, in cash out of funds legally available for the payment of such dividends or additional shares of Series A Preferred Stock. See “Risk Factors – We can issue and have issued shares of preferred stock, which may adversely affect the rights of holders of our common stock” for more information.

Dilution

If you invest in our securities in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share paid by the purchaser in this offering and our pro forma as adjusted net tangible book value per share immediately after this offering.

Our historical net tangible book value as of September 30, 2025, was approximately $3.6 million, or $0.03 per share of common stock. We calculate tangible book value (deficit) per share by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2025.

After giving effect to the issuance and sale, subsequent to September 30, 2025, and through December 23, 2025, of (i) 24,993,657 shares of common stock issued upon exercise of certain of our outstanding warrants, for aggregate gross proceeds of approximately $4.1 million, (ii) 17,746 shares of common stock issued to a consultant and an employee and (iii) 2,678,621 shares of common stock issued in connection with our acquisition of Prevu and the related transactions (collectively, the “pro forma adjustments”), our pro forma net tangible book value as of September 30, 2025, would have been approximately $7.4 million, or approximately $0.05 per share.

After giving effect to the pro forma adjustments described above and the issuance and sale of approximately $20,000,000 of our common stock at an assumed offering price of $0.44 per share, the last reported sale price of our common stock on Nasdaq on December 19, 2025, and after deducting commissions and estimated aggregate offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2025, is approximately $26.76 million. This represents an immediate increase in net tangible book value of $0.10 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of approximately $0.15 per share of common stock to purchasers of common stock in this offering.

The following table illustrates this per share dilution:

Assumed offering price per share		$0.44
Net tangible book value (deficit) per share as of September 30, 2025	$0.03
Increase in net tangible book value (deficit) per share attributable to the pro forma adjustments	$0.02
Pro forma net tangible book value (deficit) per share as of September 30, 2025		$0.05
Increase in net tangible book value (deficit) per share attributable to this offering	$0.10
Pro forma as adjusted net tangible book value (deficit) per share as of September 30, 2025, after giving effect to this offering		$0.15
Dilution per share to new investors purchasing shares in this offering		$0.29

The foregoing discussion and table illustrates the dilution in net tangible book value per share to new investors as of September 30, 2025, and assumes for illustrative purposes that an aggregate of 45,454,545 shares of our common stock are offered during the term of the Offering Agreement at a price of $0.44 per share, the last reported sale price of our common stock on Nasdaq on December 19, 2025, for aggregate gross proceeds of approximately $20,000,000. The foregoing table illustrates this calculation on a per share basis. The pro forma as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus supplement. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.25 per share in the price at which the shares are sold from the assumed offering price of $0.69 per share shown in the table above, assuming all of our common stock in the aggregate amount of approximately $20,000,000 is sold at that price, would result in a pro forma as adjusted net tangible book value per share after the offering of approximately $0.17 per share and would increase the dilution in net tangible book value per share to new investors in this offering to approximately $0.52 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.25 per share in the price at which the shares are sold from the assumed offering price of $0.19 per share shown in the table above, assuming all of our common stock in the aggregate amount of approximately $20,000,000 is sold at that price, would result in a pro forma as adjusted net tangible book value per share after the offering of approximately $0.11 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to approximately $0.08 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only. We will not offer and sell shares in excess of any amount that would cause the number of our outstanding shares to exceed the number of shares then authorized to be issued under our certificate of incorporation.

The above discussion and table are based on 103,050,651 shares of our common stock issued and outstanding as of September 30, 2025, except as described, and excludes, as of such date:

●	10,720,841 shares of common stock available for future issuance under the 2022 Plan;

●	2,935,936 shares of common stock issuable upon the vesting of outstanding RSUs under the 2022 Plan;

●	250,000 shares of common stock issuable upon the conversion of outstanding shares of the Series A Preferred Stock;

●	approximately 4,114,582 shares of common stock, subject to adjustment in connection with the rounding of fractional shares upon issuance thereof, issuable upon exercise of the Follow-On Warrants at $0.75 per share;

●	1,700,884 shares of common stock issuable upon exercise of the GEM Warrants at $371.90 per share;

●	915,834 of common stock issuable upon exercise of outstanding Inducement Warrants at $0.75 per share;

●	13,333,334 shares of common stock issuable upon exercise of outstanding Series A-1 Warrants at $0.15 per share;

●	13,333,334 shares of common stock issuable upon exercise of outstanding Series A-2 Warrants at $0.15 per share;

●	2,732,859 shares of common stock issuable upon exercise of outstanding Private Warrants at $0.35 per share;

●	666,667 shares of common stock issuable upon exercise of outstanding placement agent warrants dated July 18, 2025, issued in connection with our best efforts public offering, at $0.1875 per share; and

●	96,429 shares of common stock issuable upon exercise of outstanding placement agent warrants dated July 22, 2025, issued in connection with our registered direct offering and concurrent private placement, at $0.4375 per share.

The discussion and table above assume no exercise of outstanding warrants. To the extent that warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Plan of Distribution

We have entered into the Offering Agreement, dated as of April 2, 2025, with Wainwright as sales agent, under which we may issue and sell shares of our common stock having an aggregate offering price of up to $20,000,000 from time to time through Wainwright acting as our sales agent, which does not include the shares of common stock previously sold for an aggregate purchase price of $985,447 under the Prior Prospectus pursuant to the Offering Agreement through the date hereof. In no event will the actual number of shares of common stock offered and sold pursuant to the Offering Agreement exceed the number of shares that we have available and authorized for issuance under our certificate of incorporation.

The Offering Agreement provides that sales of our common stock, if any, under this prospectus supplement may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415(a)(4) promulgated under the Securities Act including sales made directly on or through Nasdaq, the existing trading market for our common stock, or any other existing trading market in the Unites States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

Wainwright will offer shares of our common stock at prevailing market prices subject to the terms and conditions of the Offering Agreement as agreed upon by us and Wainwright. We will designate the number of shares which we desire to sell, the time period during which sales are requested to be made, any limitation on the number of shares that may be sold in one day and any minimum price below which sales may not be made. Subject to the terms and conditions of the Offering Agreement, Wainwright will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable laws and regulations to sell on our behalf all of the shares requested to be sold by us. We or Wainwright may suspend the offering of the shares of common stock being made through Wainwright under the Offering Agreement at any time upon proper notice to the other party.

Settlement for sales of common stock will occur on the first trading day, or such other settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time, following the date on which any sales are made, in return for payment of the net proceeds to us. Sales of shares of our common stock as contemplated in this prospectus supplement and the Base Prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Wainwright may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Wainwright a cash commission of 3.0% of the gross sales price of the shares of our common stock that Wainwright sells pursuant to the Offering Agreement. Because there is no minimum offering amount required as a condition to this offering, the actual total offering amount, commissions and proceeds to us, if any, are not determinable at this time. Pursuant to the terms of the Offering Agreement, we agreed to reimburse Wainwright for reasonable fees and expenses of Wainwright’s counsel in an amount up to $50,000, which was paid at commencement of the offering, and for Wainwright’s counsel’s fees up to a maximum of $3,500 per due diligence update session conducted in connection with each such date the Company files its Quarterly Reports on Form 10-Q, its Annual Report on Form 10-K and amendments or supplements to the Registration Statement, the Base Prospectus, or any prospectus supplement. We will report at least quarterly the number of shares of our common stock sold through Wainwright under the Offering Agreement, the net proceeds to us and the compensation paid by us to Wainwright in connection with the sales of shares of our common stock.

In connection with the sales of shares of our common stock on our behalf, Wainwright will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Wainwright will be deemed to be underwriting commissions or discounts. We have agreed in the Offering Agreement to provide indemnification and contribution to Wainwright against certain liabilities, including liabilities under the Securities Act.

The offering of shares of our common stock pursuant to this prospectus supplement will terminate upon the earlier of the sale of all of the shares of our common stock provided for in this prospectus supplement or termination of the Offering Agreement as permitted therein.

To the extent required by Regulation M, Wainwright will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

Wainwright and certain of its affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. Wainwright and such affiliates may in the future receive customary fees and expenses for these transactions. Wainwright or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus supplement and the Base Prospectus may be made available in electronic format on a website maintained by Wainwright, and Wainwright may distribute this prospectus supplement and the Base Prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the Offering Agreement. A copy of the Offering Agreement is included as an exhibit to the Registration Statement of which this prospectus supplement forms a part.

The transfer agent and registrar for our common stock is VStock Transfer, LLC, and its address is 18 Lafayette Place, Woodmere, NY 11598.

Our common stock is listed on Nasdaq under the symbol “AIRE.”

Selling Restrictions

Notice to Residents of the Commonwealth of Massachusetts. No offer or sale of our securities may be made by the Company in the Commonwealth of Massachusetts. As a result, natural persons or legal entities that are residents of the Commonwealth of Massachusetts should not purchase any of our securities in this offering.

Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, is counsel for the Sales Agent in connection with this offering.

Experts

The consolidated financial statements of reAlpha Tech Corp. as of December 31, 2024 and December 31, 2023, incorporated by reference in this prospectus and Registration Statement of which this prospectus is a part have been audited by GBQ Partners, LLC, an independent registered public accounting firm, as stated in its report thereon, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus supplement, modifies or supersedes the original statement.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus supplement:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 2, 2025;

●	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 16, 2025, the quarterly period ended June 30, 2025, filed with the SEC on August 14, 2025, as amended on August 15, 2025, and the quarterly period ended September 30, 2025, filed with the SEC on November 12, 2025;

●	our Current Reports on Form 8-K, filed with the SEC on January 29, 2025, January 30, 2025, January 31, 2025, February 6, 2025, February 10, 2025, February 18, 2025, February 21, 2025, February 24, 2025, February 27, 2025, March 10, 2025, March 17, 2025, March 21, 2025, March 28, 2025, April 2, 2025, April 2, 2025, April 7, 2025, April 11, 2025, April 30, 2025, May 2, 2025, May 16, 2025, May 20, 2025, May 23, 2025, June 4, 2025, June 5, 2025, June 10, 2025, June 18, 2025, July 1, 2025, July 3, 2025, July 8, 2025, July 16, 2025, July 18, 2025, July 18, 2025, July 22, 2025, July 23, 2025, July 23, 2025, August 14, 2025, August 14, 2025, August 22, 2025, September 3, 2025, September 11, 2025, September 15, 2025, September 23, 2025, September 29, 2025, October 9, 2025, October 20, 2025, November 12, 2025, November 13, 2025, November 18, 2025, November 25, 2025 and December 22, 2025; and

●	the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on October 18, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing this prospectus supplement and prior to the termination of this offering, including all such reports and other documents filed with the SEC after the date of the initial filing of the Registration Statement of which this prospectus supplement forms a part and prior to the effectiveness of such Registration Statement, shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference, in each case, any information or documents that are deemed to be furnished and not filed in accordance with SEC rules, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus supplement:

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017
(707) 732-5742

Attention: Investor Relations

Where You Can Find MORE Information

This prospectus supplement and the Prior Prospectus are part of the Registration Statement that we filed with the SEC under the Securities Act and do not contain all the information set forth or incorporated by reference in the Registration Statement. Whenever a reference is made in this prospectus supplement or the Prior Prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the Registration Statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement or the Prior Prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy information filed by us with the SEC at the SEC’s public reference section, 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, statements and other information about issuers, such as us, who file electronically with the SEC.

We also maintain a website at www.realpha.com through which you can access our SEC filings free of charge. The information set forth on our website is not part of this prospectus supplement.

PROSPECTUS

reAlpha Tech Corp.

$75,000,000

Common Stock

Preferred Stock

Warrants

Units

Subscription Rights

We may offer from time to time:

●	Shares of our common stock;

●	Shares of our preferred stock;

●	Warrants;

●	Units; and

●	Subscription rights.

We may offer from time to time to sell the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of any such offering.

The securities we offer will have an aggregate public offering price of up to $75,000,000. We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “AIRE.” The last reported sales price of our shares of common stock on November 14, 2024 was $0.98 per share.

As of the date of this prospectus, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $16,873,163, which was calculated based on 11,966,782 shares of our common stock outstanding held by non-affiliates on such date, and at a price of $1.41 per share, the price at which our common stock was last sold on Nasdaq on September 16, 2024. We have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-calendar-month period that ends on and includes the date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million.

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” in this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC or the Commission, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any or all of the securities described in the registration statement in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. If there is any inconsistency between the information in this prospectus and the information in the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

Unless the context otherwise requires, references to “we,” “our,” “us” or the “Company” in this prospectus mean reAlpha Tech Corp. and its consolidated subsidiaries.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors incorporated by reference under the heading “Risk Factors” below and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technologies, our strategy and competition, expected financial performance, our ability to keep pace with changing consumer preferences, the activities of our subsidiaries, our prospects for acquiring additional companies that align with our business strategy, the integration of recently acquired companies into our business and the timing of the introduction of our products and technologies, each of which could adversely affect our financial results, including cash flows.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

iii

OUR COMPANY

Overview

We are a real estate technology company developing an end-to-end commission-free homebuying platform, which we have named reAlpha, previously called “Claire”. Utilizing the power of AI and an acquisition-led growth strategy, our goal is to offer a more affordable, streamlined experience for those on the journey to homeownership. reAlpha integrates AI-driven tools to offer tailored property recommendations, an intuitive visual interface, and included digital title and escrow services. The tagline: “No fees. Just keys. TM” reflects our dedication to eliminating traditional barriers and making homebuying more accessible and transparent.

reAlpha was announced on April 24, 2024, and it assists homebuyers with tasks such as mortgage pre-approval, booking tours, sending offer letters and completing property acquisitions. reAlpha also provides market insights, detailed property data, and uses large language models to answer queries and facilitate the homebuying process via a user-friendly, 24/7 web platform and IOS application. reAlpha’s capabilities are complemented and supported by reAlpha Realty, LLC, our in-house brokerage firm, on a no-obligation and commission free basis. Although reAlpha is currently only available for homebuyers in 20 counties in Florida, we intend to expand its capabilities nationwide by the end of 2026 depending on numerous factors, including, among other things, our ability to scale the platform, obtain additional data and successfully market the platform.

Due to current macroeconomic conditions, such as higher interest rates, inflation, and elevated property prices, our real estate acquisition operations have been halted. Instead, our current focus is being directed towards the continuous enhancement and refinement of reAlpha and our AI technologies for commercial use to generate technology-derived revenue. Further, as part of our growth strategy, we intend to continue identifying target companies that are complementary to our business, and we intend to generate revenue from integrating such acquisitions that we may complete from time to time into our business. To advance such strategy, during the second and third quarters of 2024 we announced the acquisitions of Naamche, Inc. and its Nepal counterpart entity Naamche, Inc. Pvt. Ltd., AiChat Pte. Ltd (“AiChat”), Hyperfast Title LLC (“Hyperfast”) and Debt Does Deals, LLC (d/b/a Be My Neighbor) (“Be My Neighbor”). These acquisitions have added revenue, additional potential sources of revenue, technology services, and additional capabilities to the reAlpha platform. For instance, following the acquisition of Be My Neighbor, we now have an in-house mortgage brokerage, which mortgage brokerage services are also directly offered through reAlpha. Be My Neighbor is licensed to operate in 27 U.S. states. Additionally, because of our acquisition of Hyperfast, we now can offer title, closing, and settlement services in 3 U.S. states. Following the integration of these companies into our business, consumers using reAlpha have access to these services directly in the platform, both through the web platform and IOS application.

We expect to continue seeking additional strategic acquisitions that we believe will add additional sources of potential revenue and services to homebuyers using reAlpha, including, but not limited to, home insurance, AI product companies, and real estate brokerages. Additionally, we have already acquired a mortgage brokerage and a title company, but we may consider further acquisitions in these verticals to add additional U.S. state licenses and potential revenue opportunities.

Before shifting our focus towards the development of our AI technologies, our operational model was asset-heavy and built on utilizing our proprietary AI powered technology tools for the acquisition of real estate, converting them into short-term rentals, and enabling individual investors to acquire fractional interests in these real estate properties, allowing such investors to receive distributions based on the property’s performance as a short-term rental. We may resume the complementary asset-heavy model from our rental business segment if the prevailing interest rates and other macroeconomic factors align more favorably with such business model. In the meantime, our growth strategy will encompass both organic and inorganic methods through commercialization of our AI technologies that are in varying stages of development and acquisitions of complementary businesses and technologies. In particular, we intend to acquire companies that we believe will complement our business model and accelerate our proposition to expand our technology offerings to customers by offering IT services, staffing and accounting services and others.

Our reportable segments consist of (i) technology services and (ii) rental business. Our technology services segment offers and develops AI based products and services to customers in the real estate industry. We are actively developing four operating technologies that are in varying stages of development: GENA, reAlpha BRAIN, reAlpha App and our main AI-powered platform, reAlpha. Our rental business segment, to the extent we resume operations, focuses on purchasing properties for syndication, which process is powered by this segment’s technologies and products.

Technology Services

We seek to differentiate ourselves from competitors primarily through the integration of AI into our technologies for the real estate industry. We expect that our technology services segment will benefit from the current exponential growth of the AI industry, and we believe that we are well-positioned to take advantage of these current trends due to our early adoption of AI for the development of our technologies.

Our current technology services segment technologies include: (i) reAlpha, (ii) reAlpha BRAIN; (iii) reAlpha HUMINT, (iv) GENA, (v) reAlpha App and (vi) AiChat’s conversational platform.

myAlphie was a previously developed technology included in our technology services segment that was sold on May 17, 2023, and it stopped contributing to our revenues as of such date, except for the revenue generated for the ongoing technical support we are providing to the buyer of myAlphie, Turnit.

Our revenue model revolves around our mortgage services, title services and services offered by our subsidiaries, such as AiChat. As we begin to acquire more companies in the homebuying transactions vertical, including, but not limited to, insurance and others that are complementary to our business, we expect to generate revenues by offering such services. We also expect that our reAlpha platform will drive additional customers to these acquired companies through users interacting and buying homes on reAlpha, which will expand their overall potential customer base. To the extent we resume operations of our short-term rental operations, we expect to receive fee-based revenues from customers that would utilize the reAlpha App for participating and investing in our Syndications (as defined below).

Rental Business

Our rental business segment operations are currently on hold due to current macroeconomic conditions, such as escalating interest rates, inflation, and elevated property prices. We anticipate resuming operations within this segment through the acquisition of properties and Syndications when the prevailing interest rates and other macroeconomic factors align more favorably with such business model.

To the extent we resume these operations, we plan to utilize our AI-powered technologies to analyze and acquire short-term rental properties that meet our internal investment criteria, or the “Investment Criteria,” which is analyzed and determined by our technologies, for syndication purposes, which short-term rental properties are referred to as “Target Properties.” Once the Target Properties are acquired, they are prepared for rent and listed on short-term rental sites, and, when warranted, disposed of for profits. We plan to make investing in our Target Properties available to investors via our subsidiary, Roost Enterprises, Inc. (“Rhove”). Rhove, along with Rhove Real Estate 1, LLC, reAlpha Acquisitions Churchill, LLC and future Syndication LLCs (the “Rhove SBU”), will create and manage limited liability companies (each, a “Syndication LLC”) to syndicate one or more of the Target Properties through exempt offerings. Once the Syndication LLCs are in place, Rhove will launch exempted offerings to sell membership interests in such properties to investors, through the purchase of membership interests in the Syndication LLCs, pursuant to Regulation A or Regulation D, each as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Syndication”).  We refer to such investors as “Syndicate Members.” To further facilitate the investment process in the Syndication LLCs, our reAlpha App will work parallel with the Syndication process to allow investors to purchase membership interests in those properties and become Syndicate Members. We intend to generate revenue through our property Syndications on the reAlpha App to the extent we resume these operations.

Syndicate Members differ significantly to the holders of our common stock. Rights among Syndicate Members may also vary among each other depending on the specific terms and conditions agreed to in the offering documents pursuant to which the holder becomes a Syndicate Member. By becoming a Syndicate Member, the holder will not acquire any rights to the Company’s common stock and, therefore, will not be entitled to vote, receive a dividend or exercise any other rights of a stockholder of the Company. Likewise, acquiring shares of our common stock will not provide the stockholders the status of Syndicate Member. Both Syndicate Members and our stockholders will receive the same quarterly financial metric information of our listed properties through the reAlpha App and the reAlpha website, which will also be available to the general public without a login, concurrently with our condensed consolidated quarterly results, to the extent we resume these operations. Syndicate members that have access to the reAlpha App will only receive personalized financial information respective to their individual holdings in each of our Syndications. To date, we have not developed a secondary trading market for equity interests in our Syndication LLCs. While the potential establishment of such a market may be considered in the future, we have not made any decisions to develop a secondary trading market at this time.

In addition to managing the property operations, whether internally or through third-parties, we will also manage the financial performance of the asset, such as evaluating if the after-repair value or appreciated value of the property is higher than the purchase price, or whether the property is ready to generate the expected profitability. Once our business model is fully implemented, we expect that Syndicate Members will hold up to 100% ownership of the Syndication LLC, and we would generate revenue through fees from the reAlpha App.

Corporate History and Information

reAlpha Tech Corp., the former parent entity of the Company, was originally incorporated in Delaware on November 30, 2020. Then, in April 22, 2021, we incorporated the Company (f/k/a reAlpha Asset Management, Inc.), a subsidiary of our former parent company, in Delaware. Following the short-form merger done in accordance with Section 253 of Delaware General Corporate Law (“DGCL”) on March 21, 2023, reAlpha Tech Corp. merged with and into reAlpha Asset Management, Inc., with the Company surviving the merger, and subsequently the Company changed its name to reAlpha Tech Corp. This was a strategic move by us to consolidate both our technology capabilities and our real estate syndication business.

We began trading on Nasdaq under the symbol “AIRE” on October 23, 2023.

Our principal executive office is located at 6515 Longshore Loop, Suite 100, Dublin, OH 43017. Our phone number is (707) 732-5742. Our corporate website is located at www.realpha.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part) is not part of the registration statement, of which this prospectus forms a part.

RISK FACTORS

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed in our other filings with the SEC, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose part or all of your investment.

USE OF PROCEEDS

We intend to use the net proceeds for working capital, general corporate purposes (including research and development and sales and marketing, and capital expenditures) and in furtherance of our corporate strategy, which may include investing in, acquiring businesses or technologies, or other strategic transactions to facilitate our long term growth, increase our revenues, and enhance our technology and product offerings. We have not entered into any definitive agreements with respect to any acquisitions or other strategic transactions as of the date of this prospectus. However, the amount and timing of what we actually spend for these purposes may vary and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money market funds and investment-grade debt securities.

The amounts we plan to spend on each area of our operations, including capital expenditures, as well as the timing of any expenditures, are determined by internal planning and budgeting processes, and may change over time. Pending such uses, the net proceeds of this offering will be invested according to a cash management policy adopted by our board of directors and focused on preservation of capital.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities sold by us in a primary offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

GENERAL DESCRIPTION OF SECURITIES THAT MAY BE OFFERED

We may offer and sell, at any time and from time to time:

●	shares of our common stock, par value $0.001 per share;

●	shares of our preferred stock, par value $0.001 per share;

●	warrants to purchase any of the other securities that may be sold under this prospectus;

●	units comprised of one or more of the other securities described in this prospectus;

●	subscription rights to purchase one or more of the other securities described in this prospectus; or

●	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

Description of Capital Stock

General

The following description of our capital stock and provisions of our certificate of incorporation (as amended and restated, the “certificate of incorporation”) and bylaws (as amended and restated, the “bylaws”) is a summary only and not a complete description.

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of the date of this prospectus, there were 45,864,503 shares of common stock outstanding and 0 shares of preferred stock outstanding. In addition, there were outstanding:

●	3,697,961 shares of common stock available for future issuance under the Company’s 2022 Equity Incentive Plan;

●	2,400,000 shares of common stock issuable upon exercise of warrants dated November 24, 2023 at $5.00 per share (the “Common Warrants”); and

●	1,700,884 shares of common stock issuable upon exercise of warrants dated October 23, 2023 at $371.90 per share (the “GEM Warrants”).

Common Stock

As of the date of this prospectus, 45,864,503 shares of our common stock were outstanding and held of record by 3,140 stockholders. The actual number of stockholders is significantly greater than this number of record stockholders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Voting Rights. The holders of shares of our common stock are entitled to one vote for each share held on record on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends. We have never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends in the foreseeable future. The holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. Any dividend declared by the board of directors must be equal, on a per share basis.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share in the net assets legally available for distribution to stockholders after the payment of our debts and other liabilities.

Preferred Stock

Our board of directors has the authority to issue undesignated shares of “blank check” preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our certificate of incorporation and the DGCL could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock, some of which are summarized in the following paragraphs below. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Stockholder Meetings

The certificate of incorporation provides that the annual meeting of stockholders will be held each year on the date and at the time and place, if any, set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The certificate of incorporation also provides that special meetings of our stockholders may be called at any time only by the board of directors, the chairman of the board of directors or our chief executive officer acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors, or (3) by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by us.

Amendment to our Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholder approval under the DGCL, our certificate of incorporation generally may be amended only if the amendment is approved by the affirmative vote of the holders of a majority of the stock entitled to vote; provided, however, that certain amendments may only be adopted by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the total voting power of all the then outstanding shares of the Company’s stock entitled to vote.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws with the affirmative vote of a majority of the board of directors.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL under our certificate of incorporation. As a result, pursuant to our certificate of incorporation, we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

●	our board of directors approved the acquisition prior to its consummation;

●	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

●	the acquisition is approved by our board of directors, and by the affirmative vote of at least two-thirds vote of the non-interested stockholders in a meeting.

The restrictions described above will apply subject to certain exceptions, including if a stockholder becomes an interested stockholder inadvertently and, as soon as practicable, divests itself of ownership of such shares so that the stockholder ceases to be an interest stockholder, and, within the three (3) year period, that stockholder has not become an interested stockholder but for such inadvertent acquisition of ownership. Generally, a “business combination” or “acquisition” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Our certificate of incorporation provisions that elect to opt out of Section 203 of the DGCL may make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Exclusive Forum for Certain Lawsuits

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against use, our directors, officers or employees governed by the internal affairs doctrine.

Under our certificate of incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or for which the Court of Chancery determines there is an indispensable party not subject to its jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is traded on Nasdaq.  If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors.  While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, any such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice.  Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities.  We have no current plans for listing the preferred stock, warrants, units or subscription rights on any securities exchange or quotation system.  Any such listing with respect to our preferred stock, warrants, units or subscription rights will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Description of Warrants

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreements and warrant certificates. While the terms we have summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement, which may differ from the terms we describe below.

General

We may issue, together with other securities or separately, warrants to purchase shares of our common stock, our preferred stock, units or subscription rights. We may issue the warrants directly to the purchasers of the warrants or under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. A warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement will describe the following terms, where applicable, of warrants that we may offer:

●	the title of the warrants;

●	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

●	the price or prices at which the warrants will be issued;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased, including provisions for adjustment of the exercise price of the warrant;

●	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

●	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire; and

●	the maximum or minimum number of warrants which may be exercised at any time.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the number of shares of common stock, preferred stock or other securities at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

Description of Outstanding Warrants

The following description of the material terms of our outstanding warrants is a summary only and not a complete description.

GEM Warrants

The GEM Warrants (as defined above) were issued in connection with a Share Purchase Agreement between us and GEM Global Yield LLC SCS (“GEM Yield”) and GEM Yield Bahamas Limited (“GYBL,” and collectively, “GEM”), dated December 1, 2022 (the “GEM Agreement”). The GEM Warrants have an exercise price of $371.90 per share and contain weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchangeable for shares of common stock, subject to certain exceptions, at a price per share that is less than the then-current GEM Warrants exercise price, then then the exercise price of the GEM Warrants will be proportionally reduced by application of a formula provided for in the GEM Warrants that takes into account such new issuance price in light of the number of shares issued and to be issued. In addition to the foregoing adjustment, on the one-year anniversary of our Nasdaq listing, if all or any portion of the GEM Warrants remain unexercised and the average daily closing price of the common stock on Nasdaq over the 10-days preceding such anniversary is less than 90% of the then-current exercise price of the GEM Warrants (the “Baseline Price”), or less than $334.71 per share, then the exercise price of such remaining GEM Warrants will be adjusted to 110% of the Baseline Price. Due to an ongoing dispute with GYBL regarding the GEM Warrants, pursuant to which we have claimed that the GEM Warrants are void and subject to rescission under Section 29(b) of the Exchange Act, there is uncertainty about the enforceability of the GEM Warrants and its terms. If the dispute is not resolved through negotiations and the lawsuit is adversely determined against us, we may be required to adjust the GEM Warrants’ exercise price downward significantly. Additionally, given the ongoing dispute with GYBL, the exercise price of the GEM Warrants were not adjusted at its one-year anniversary pursuant to the GEM Warrant’s terms pending resolution of such dispute.

Common Warrants

On November 24, 2023, we issued Common Warrants (as defined above) to purchase up to 2,400,000 shares of common stock pursuant to the terms and conditions of a placement agency agreement with Maxim Group, LLC and a securities purchase agreement with certain purchasers, as part of a best efforts public offering of our securities.

Exercisability. The Common Warrants will be exercisable at any time after their original issuance and may be exercised until the five-year anniversary of the original issuance date. If a registration statement registering the issuance of the common stock underlying the Common Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Common Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Common Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Common Warrant. In lieu of fractional shares, the number of shares of common stock issuable upon exercise will be rounded up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Common Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the Common Warrants, is $5.00 per share, subject to certain adjustments. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common stock.

Adjustments. The Common Warrants provide for adjustment of its exercise price of $5.00 per share and number of shares issuable pursuant to the Common Warrants if we, or any significant subsidiary thereof, as applicable, shall sell, enter into any agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share that is less than the exercise price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), subject to certain exceptions. In the event a Dilutive Issuance occurs, the exercise price shall be reduced to equal the Base Share Price and the number of shares issuable pursuant to the Common Warrants will increase such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, will equal the aggregate exercise price prior to such adjustment, provided that the Base Share Price shall not be less than $1.44 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions).

Transferability. Subject to applicable laws, the Common Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent. The Common Warrants were issued in accordance with a warrant agency agreement between VStock Transfer, LLC, as warrant agent, and us. The Common Warrants are represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing. The Common Warrants are not listed on any stock exchange.

Rights as a Stockholder. Except as otherwise provided in the Common Warrants, or by virtue of such holder’s ownership of our common stock, the holder of a Common Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Common Warrant.

Fundamental Transactions. In the case of certain fundamental transactions affecting the Company, a holder of Common Warrants, upon exercise of such Common Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Common Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Common Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Common Warrants.

Governing Law. The Common Warrants and the warrant agency agreement are governed by New York law.

Description of Units

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement and incorporated documents. The terms of any units offered under a prospectus supplement may differ from the terms described below.

General

We may issue units consisting of common stock, preferred stock, warrants, subscription rights or any combination thereof in such amounts and in such numerous distinct series as we determine. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement and any incorporated documents the terms of the series of units, including the following:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued; and

●	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock - Common Stock,” “Description of Capital Stock - Preferred Stock,” “Description of Warrants” and “Description of Subscription Rights” will apply to each unit and to any common stock, preferred stock, warrant or subscription right included in each unit, respectively.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Description of Subscription Rights

We may issue subscription rights to purchase shares of our common stock, preferred stock, warrants or units. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering.  In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for each security upon the exercise of the subscription rights;

●	the number of subscription rights issued to each stockholder;

●	the number and terms of the securities that may be purchased pursuant to each subscription right;

●	the extent to which the subscription rights are transferable;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC, if we offer subscription rights.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters, dealers or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any market or securities exchange on which the securities offered in the prospectus supplement may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Issuance Pursuant to Certain Warrant Exercises

We may also offer and sell our common stock or preferred stock upon the exercise of warrants issued by us, pursuant to the exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act, in connection with a settlement of litigation against us. No underwriter would be used in connection with such offer and sale of common stock or preferred stock or the exercise of such warrants. We would issue the shares of our common stock or preferred stock directly to the holders of such warrants, upon the exercise of such warrants, from time to time. We will describe the terms of any such offers, sales and warrants in a prospectus supplement.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

EXPERTS

The consolidated financial statements of reAlpha Tech Corp. and subsidiaries as of December 31, 2023, April 30, 2023, and April 30, 2022, have been included herein and in the registration statement of which this prospectus forms a part in reliance upon the report of GBQ Partners, LLC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered hereby will be passed upon for us by Mitchell Silberberg& Knupp LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our website is located at www.peraso.com. Through links on the “Investors” portion of our website, we make available free of charge all reports, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this prospectus, except for reports filed with the SEC that are specifically incorporated herein by reference.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K or other filed document and incorporated into this prospectus by reference. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. The full registration statement, including exhibits thereto, may be obtained from the SEC or us as indicated above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information that is either incorporated by reference, or contained in, this prospectus and will be considered a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below:

●	our Transition Report on Form 10-KT for the transition period ended December 31, 2023, filed with the SEC on March 12, 2024;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on April 19, 2024, August 14, 2024 and November 12, 2024, respectively;

●	our Current Reports on Form 8-K, filed with the SEC on February 1, 2024, February 8, 2024, March 12, 2024, April 19, 2024, May 6, 2024, July 12, 2024, July 15, 2024, July 17, 2024, July 29, 2024, August 15, 2024, August 15, 2024, August 19, 2024, August 20, 2024, August 21, 2024, September 9, 2024, September 30, 2024, October 11, 2024, October 30, 2024 and November 12, 2024;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 30, 2024; and

●	the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on October 18, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus and prior to the filing of a post-effective amendment to the registration statement containing this prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents.  However, we are not incorporating by reference, in each case, any information or documents that are deemed to be furnished and not filed in accordance with SEC rules, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

reAlpha Tech Corp.

6515 Longshore Loop, Suite 100

Dublin, OH 43017
(707) 732-5742

Attention: Chief Operating Officer and President

We will not, however, send exhibits to these documents unless the exhibits are specifically incorporated by reference in those documents or deemed to be incorporated by reference in this prospectus. In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

Up to $20,000,000

Common Stock

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

December 23, 2025